                                                                    EXHIBIT 4.3




                           SMITH INTERNATIONAL, INC.



                                 NOTE AGREEMENT





                          Dated as of August 31, 1992



                   Re: $95,000,000 9.83% Senior Secured Notes
                              Due October 1, 2001

                               TABLE OF CONTENTS

                         (NOT A PART OF THE AGREEMENT)

SECTION                 HEADING                                                                          Page
SECTION 1.     DESCRIPTION OF NOTES AND COMMITMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

      Section 1.1.   Description of Notes. .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      Section 1.2.   Commitment, Closing Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
      Section 1.3.   Other Agreements. . . .    . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
      Section 1.4.   Security for the Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

SECTION 2.     PREPAYMENT OF NOTES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

      Section 2.1.   Required Prepayments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
      Section 2.2.   Optional Prepayment with Premium   . . . . . . . . . . . . . . . . . . . . . . . . .  3
      Section 2.3.   Prepayment on Change of Control  . . . . . . . . . . . . . . . . . . . . . . . . . .  3
      Section 2.4.   Notice of Optional Prepayments   . . . . . . . . . . . . . . . . . . . . . . . . . .  5
      Section 2.5.   Application of Prepayments   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
      Section 2.6.   Direct Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

SECTION 3.     REPRESENTATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

      Section 3.1.   Representations of the Company   . . . . . . . . . . . . . . . . . . . . . . . . . .  6
      Section 3.2.   Representations of the Purchaser   . . . . . . . . . . . . . . . . . . . . . . . . .  6

SECTION 4.     CLOSING CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

      Section 4.1.      Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
      Section 4.2.      Waiver of Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

SECTION 5.     COMPANY COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

      Section 5.1.      Corporate Existence, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
      Section 5.2.      Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
      Section 5.3.      Taxes, Claims fopr Labor and Materials; Compliance with Laws;
                        Environment Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
      Section 5.4.      Maintenance, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
      Section 5.5.      Nature of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
      Section 5.6.      Current Ratio   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
      Section 5.7.      Certain Ratios  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
      Section 5.8.      Consolidated Tangible Net Worth   . . . . . . . . . . . . . . . . . . . . . . . . 14
      Section 5.9.      Limitations on Funded Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
      Section 5.10.     Limitation on Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
      Section 5.11.     Limitation on Long-Term Leases  . . . . . . . . . . . . . . . . . . . . . . . . . 18
      Section 5.12.     Dividends, Stock Purchases, Restricted Investments  . . . . . . . . . . . . . . . 18
      Section 5.13.     Mergers, Consolidations and Sales of Assets   . . . . . . . . . . . . . . . . . . 19

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
      Section 5.14.     Guaranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
      Section 5.15.     Repurchase of Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
      Section 5.16.     Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . .   23
      Section 5.17.     Termination of Pension Plans  . . . . . . . . . . . . . . . . . . . . . . . . .   24
      Section 5.18.     Reports and Richts of Inspection  . . . . . . . . . . . . . . . . . . . . . . .   24
      Section 5.19.     Performance of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . .   28
      Section 5.20.     Liens on Additional Real Estate   . . . . . . . . . . . . . . . . . . . . . . .   29
      Section 5.21.     Paying Agency   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
      Section 5.22.     Modifications to Credit Agreement   . . . . . . . . . . . . . . . . . . . . . .   29
      Section 5.23.     Additional Subsidiaries, Corporate Restructuring  . . . . . . . . . . . . . . .   30

SECTION 6.     EVENTS OF DEFAULT AND REMEDIES THEREFOR  . . . . . . . . . . . . . . . . . . . . . . . .   30

      Section 6.1.      Events of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
      Section 6.2.      Acceleration of Maturities  . . . . . . . . . . . . . . . . . . . . . . . . . .   32
      Section 6.3.      Rescission of Acceleration  . . . . . . . . . . . . . . . . . . . . . . . . . .   33

SECTION 7.     AMENDMENTS, WAIVERS AND CONSENTS   . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

      Section 7.1.      Consent Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
      Section 7.2.      Solicitation of Holders   . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
      Section 7.3.      Effect of Amendment or Waiver   . . . . . . . . . . . . . . . . . . . . . . . .   34

SECTION 8.     INTERPRETATION OF AGREEMENT, DEFITNTIONS   . . . . . . . . . . . . . . . . . . . . . . .   34

      Section 8.1.      Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
      Section 8.2.      Accounting Principles   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
      Section 8.3       Directly or Indirectly  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

SECTION 9.     MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

      Section 9.1.      Registered Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
      Section 9.2.      Exchange of Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
      Section 9.3.      Loss, Theft, Etc. of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . .   50
      Section 9.4.      Expenses, Stamp Tax Indemnity   . . . . . . . . . . . . . . . . . . . . . . . .   51
      Section 9.5.      Powers and Rights Not Waived; Remedies Cumulative   . . . . . . . . . . . . . .   51
      Section 9.6.      Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
      Section 9.7.      Environmental Indemnity and Covenant Not To Sue   . . . . . . . . . . . . . . .   52
      Section 9.8.      Intercreditor Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
      Section 9.9.      Submission to Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . .   55
      Section 9.10.     Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
      Section 9.11.     Survival of Covenants and Representations   . . . . . . . . . . . . . . . . . .   55
      Section 9.12.     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
      Section 9.13.     Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
      Section 9.14.     Maximum Interest Payable  . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
      Section 9.15.     Release of Lien Security Documents  . . . . . . . . . . . . . . . . . . . . . .   56
      Section 9.16.     Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56

Signature. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    57

ATTACHEMTS TO NOTE AGREEMENT:

Schedule I     -  Names and Addresses of Purchasers and Amounts of Commitments

Schedule II    -  Description of Funded Debt, Liens, Leases, Restricted
                  Investments, Idle Assets and Subsidiaries as of the Execution Date

Exhibit A      -  Form of 9.83% Senior Secured Note due October 1, 2001

Exhibit B      -  Representations and Warranties of the Company

Exhibit C      -  Description of Special Counsel's Closing Opinion

Exhibit D-1    -  Description of Closing Opinion of Counsel to the Company

Exhibit D-2    -  Description of Closing Opinion of General Counsel to the
                  Company and its subsidiaries.

Exhibit E      -  Form of Guaranty of SII Megadiamond, Inc.

                           SMITH INTERNATIONAL, INC.
                               16740 Hardy Street
                              Houston, Texas 77032

                                 NOTE AGREEMENT



      Re:           $95,000,000 9.83% Senior Secured Notes
                              Due October 1, 2001

                                                                     Dated as of
                                                                 August 31, 1992

To the Purchaser named in Schedule I
  hereto which is a signatory of this
  Agreement

Ladies and Gentlemen:

      The undersigned, Smith International, Inc., a Delaware corporation (the "Company"), agrees with you as follows:

SECTION 1.     DESCRIPTION OF NOTES AND COMMITMENT.

      Section 1.1. DESCRIPTION of Notes. The Company will authorize the issue and sale of $95,000,000 aggregate principal amount of its 9.83% Senior Secured Notes (the "Notes") to be dated the date of issue, to bear interest from such date at a rate of 9.83% per annum, payable semi-annually on the first day of each April and October in each year (commencing April 1, 1993) and at maturity and to bear interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the Overdue Rate after the date due, whether by acceleration or otherwise, until paid, to be expressed to mature on October 1, 2001, and to be substantially in the form attached hereto as Exhibit A. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in #2 of this Agreement. The term "Notes" as used herein shall include each Note delivered pursuant to this Agreement and the separate agreeements with the other purchasers named in Schedule I. You and the other purchasers named in Schedule I are hereafter sometimes referred to as the "Purchasers". The terms which are capialized herein shall have the meanings set forth in #8.1 unless the context shall otherwise require.

Section 1.2. Commitment. Closing Date. 10/2/92. Subject to the terms and conditions hereof and on the basis of the representations and warranties set forth, the Company agrees to issue and sell to you, and you agree to purchase from the Company, Notes in the principal amount set forth opposite your name on Schedule I hereto at a price of 100% of the principal amount thereof on the Closing Date hereafter mentioned.

      Delivery of the Notes will be made at the offices of Andrews & Kurth, L.L.P., New York City, New York, against payment therefor in Federal Reserve or other funds current and immediately available at the principal office of Bankers Trust Company, ABA #021001033, Loan Division Account #99-401-268,
Reference: Smith International, Inc., in the amount of the purchase price at 10:00 A.M., New York City time, on October 5, 1992 or such later date (not later than October 30, 1992) as shall mutually be agreed upon by the Company and the Purchasers (the "Closing Date"). The Notes delivered to you on the Closing Date will be delivered to you in the form of a single registered Note in the form attached hereto as Exhibit A for the full amount of your purchase (unless different denominations are specified by you), registered in your name or in the name of such nominee, as may be specified in Schedule I attached hereto and in substantially the form attached hereto as Exhibit A.

   Section 1.3. Other Agreements. Simultaneously with the execution and delivery of this Agreement, the Company is entering into similar agreements with the other Purchasers under which such other Purchasers agree to purchase from the Company the principal amount of Notes set opposite such Purchasers' names in Schedule I. This Agreement and said similar agreements with the other Purchasers are herein collectively referred to as the "Agreements." The obligations of each Purchaser shall be several and not joint and no Purchaser shall be liable or responsible for the acts of any other Purchaser.

   Section 1.4. Security for the Notes. The Notes will be entitled to the benefit of following contracts and agreements, each of which will be in form and substance satisfactory to you and your special counsel (together with any amendments, replacements or restatements of the foregoing, the "Security Documents"):

         (a) the Security Agreement (the "Security Agreement") between the Company and Bankers Trust Company, as Collateral Agent (Bankers Trust Company and its successors being herein referred to as the "Collateral Agent") dated as the Closing Date;

         (b) the Security Agreement between Megadiamond and the Collateral Agent to be dated as the CLosing Date;

         (c) the Security Agreemtn (Pledge of Notes and Liens) between Dutch Subsidiary and the Company to be dated as the Closing Date (the "Dutch Subsidiary Security Agreement") as assigned by the Company to the Collateral Agent pursuant to the Security Agreement to secure repayment of the Dutch Subsidiary Note;

         (d) the Guaranty of Megadiamond in favor of the holders of the Notes to be dated as the Closing Date substantially in the form of Exhibit E hereto (the "Megadiamond Guaranty");

          (e) the Deed of Trust and Security Agreement from the Company to Kenneth M. Anderson, as trustee, dated as the Closing Date (the "Deed of Trust"); and

          (f) each of the Foreign Subsidiary Credit Documents now or hereafter executed and delivered pursuant to the terms of the Security Documents and #5.9(a)(5) hereof;

and enforcement of the rights and benefits in respect of such Security Documents will be subject to an Intercreditor Agreement dated as of August 31, 1992 in form and substance satisfactory to you and your special counsel (the "Intercreditor Agreement") to be entered into by the Collateral Agent, Bankers Trust Company, The Bank of California, N.A., CoreStates Bank, N.A., Deutsche Bank AG, Den Norske Bank AS and the Company with you and the other Purchasers.

SECTION 2.     PREPAYMENT OF NOTES.

     Section 2.1. Required Prepayments. In addition to paying the entire outstanding principal amount and the interest due on the Notes on the maturity date thereof, the Company agrees that on the first day of April and October in each year, commencing October 1, 1997 and ending April 1, 2001, both inclusive, it will prepay and apply and there shall become due and payable on the principal indebtedness evidenced by the Notes an amount equal to the lesser of
(a) $10,555,556 or (b) the principal amount of the Notes then outstanding. The entire remaining principal amount of the Notes shall become due and payable on October 1, 2001. No premium shall be payable in connection with any required prepayment made pursuant to this #2.1.

     In the event that the Company shall prepay less than all of the Notes pursuant to #2.2 or #2.3 hereof, the amounts of the prepayments required by this #2.1 shall be reduced by an amount which is the same percentage of such required prepayment as the percentage that the principal amount of Notes prepaid pursuant to #2.2 or #2.3 hereof, as the case may be, is of the aggregate principal amount of outstanding Notes immediately prior to such prepayment.

     Section 2.2. Optional Prepayment with Premium. In addition to the payments required by #2.1, upon compliance with #2.4, the Company shall have the privilege, at any time and from time to time of prepaying the outstanding Notes, either in whole or in part (but if in part then in a minimum principal amount of $10,000,000) by payment of the principal amount of the Notes, or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment, together, subject to #9.14, with a premium equal to the Make-Whole Amount, determined as of one Business Day prior to the date of such prepayment pursuant to this #2.2.

     Section 2.3. Prepayment on Change of Control. (a) In the event that the Company shall have knowledge of a proposed Change of Control or that a Change of Control has occurred, the Company shall promptly provide written notice (a "Company Notice") of such fact in the manner provided in #9.6 hereof to all holders of the Notes. The Company

Notice shall be delivered promptly upon receipt of such knowledge by the Company and in any event no later than two Business Days following the occurrence of a Change of Control. The Company Notice shall be in writing and shall set forth (1) a summary of the transaction or transactions constituting the proposed Change of Control or the Change of Control, (2) refer to this #2.3 and the right of the holders of the Notes to require the Company to purchase their Notes on the terms and conditions provided for herein, (3) offer to prepay in full the outstanding Notes, together with accrued interest to the date of prepayment and a premium equal to the then applicable Make-Whole Amount, (4) specify the date set for prepayment of the Notes (the "Change of Control Prepayment Date"), which Change of Control Prepayment Date shall not be more than 60 nor less than 30 days following the date of such Company Notice,
(5) the date when such premium will be calculated and the estimated amount thereof and (6) the accrued interest applicable to the prepayment. Each holder of the then outstanding Notes shall have the right to accept such offer and require prepayment of the Notes held by such holder by written notice to the Company (a "Noteholder Notice") given not later than 20 days after receipt of the Company Notice. No later than 15 days after the date of the Company Notice, the Company shall provide each holder of the Notes with the name of each holder of Notes, and the aggregate principal amount of such Notes held by each such holder that has theretofore elected to be prepaid One Business Day prior to the Change of Control Prepayment Date, the Company shall provide each holder of Notes to be prepaid, written notice of the premium, if any, payable in connection with such prepayment calculated on and as of the third Business Day preceding such Change of Control Prepayment Date and, whether or not any premium is payable, a reasonably detailed computation of the Make-Whole Amount. The Company shall on the Change of Control Prepayment Date prepay all Notes held by holders which have so accepted such offer of prepayment, together with accrued interest thereon to the date of such prepayment and, subject to #9.14 and to the extent not prohibited by applicable law, a premium equal to the then applicable Make Whole Amount.

     (b) Without limiting the foregoing, notwithstanding any failure on the part of the Company to give the Company Notice herein required as a result of the occurrence of a Change of Control, each holder of the Notes that shall not have received such Company Notice shall have the right to require the Company to prepay, and the Company will prepay, such holder's Notes in full, together with accrued interest thereon to the date of prepayment and, subject to #9.14 and to the extent not prohibited by applicable law, an amount equal to the then applicable Make-Whole Amount at any time after such holder has actual knowledge of any such Change of Control. Notice of any required prepayment pursuant to this #2.3(b) shall be delivered by a holder of the Notes which was entitled to, but did not receive, such Company Notice to the Company after such holder has actual knowledge of such Change of Control. On the date (the "Delayed Change of Control Prepayment Date") designated in such holder's notice (which shall be not more than 45 nor less than 30 days following the date of such holder's notice), the Company shall prepay in full all the Notes held by such holder, together with accrued interest thereon to the date of prepayment and, subject to #9.14 and to the extent not prohibited by applicable law, an amount equal to the then applicable Make-Whole Amount, determined as of one Business Day prior to the Delayed Change of Control Prepayment Date. If the holder of any Note gives any notice pursuant to this #2.3(b), the Company shall give a Company Notice within 5 days of receipt of such notice and identify the Delayed Change of Control
Prepayment Date to all other holders of the Notes and each of such holders shall then and thereupon have the right to accept the Company's offer to prepay the Notes held by such holder and require prepayment of such Notes by delivery of a Noteholder Notice within 15 days following receipt of such Company Notice; provided only that any date for prepayment of such Notes shall be the Delayed Change of Control Prepayment Date. The Company agrees to make such prepayment on the Change of Control Delayed Prepayment Date.

     Section 2.4. Notice of Optional Prepayments. The Company will give notice of any prepayment of the Notes pursuant to #2.2 to each holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (a) such date, (b) the principal amount of the holder's Notes to be prepaid on such date, (c) that a premium may be payable,
(d) the date when such premium will be calculated, (e) the estimated premium, and (f) the accrued interest applicable to the prepayment. Such notice of prepayment shall also certify all facts, if any, which are conditions precedent to any such prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the premium, if any, payable with respect thereto shall become due and payable on the prepayment date specified in said notice. Not later than one Business Day prior to the prepayment date specified in such notice, the Company shall provide each holder of a Note written notice of the premium, if any, payable in connection with such prepayment and, whether or not any premium is payable, a reasonably detailed computation of the Make-Whole Amount. The computation with respect to the Make-Whole Amount shall in any event be subject to review and approval by the holders of at least 66-2/3% in aggregate principal of outstanding Notes and in the event of any disagreement by such holders with such computation or the method thereof, the conclusion of such holders shall, in the absence of manifest error, be deemed binding and conclusive.

     Section 2.5. Application of Prepayments. All partial prepayments pursuant to #2.1 or #2.2 shall be applied on all outstanding Notes ratably in accordance with the unpaid principal amounts thereof. Partial prepayments made pursuant to #2.2 shall be credited ratably against the required prepayments as provided in #2.1.

     Section 2.6. Direct Payment. Notwithstanding anything to the contrary contained in this Agreement or the Notes, in the case of any Note registered in accordance with #9.1 hereof and owned by you or your nominee or owned by any subsequent Institutional Holder (or its nominee) which has given written notice to the Company requesting that the provisions of this #2.6 shall apply, the Company will punctually pay when due the principal thereof, interest thereon and premium, if any, due with respect to said principal, without any presentment thereof, directly to you, to your nominee or to such subsequent Institutional Holder or its nominee at your address or your nominee's address set forth in Schedule I hereto or such other address as you, your nominee or such subsequent Institutional Holder may from time to time designate in writing to the Company or, if a bank account with a United States bank is designated for you or your nominee on Schedule I hereto or in any written notice to the Company from you, from your nominee or from any such subsequent Institutional Holder, the Company will make such payments in immediately available funds to such bank account, marked for attention as indicated, or to such other account in any United States bank as you, your nominee or any such subsequent Institutional Holder may from time to time direct in writing.

SECTION 3.     REPRESENTATIONS.

     Section 3.1. Representations of the Company. The Company represents and warrants that all representations and warranties set forth in Exhibit B are true and correct as of the date hereof (the "Execution Date") and are incorporated herein by reference with the same force and effect as though herein set forth in full.

     Section 3.2. Representations of the Purchaser. (a) You represent, and in entering into this Agreement the Company understands, that you are acquiring the Notes for the purpose of investment and not with a view to the distribution thereof, and that you have no present intention of selling, negotiating or otherwise disposing of the Notes; it being understood, however, that the disposition of your property shall at all times be and remain within your control.

     (b) You further represent that either: (1) no part of the funds to be used by you to purchase the Notes constitutes assets allocated to any separate account maintained by you; (2) no part of the funds to be used by you to purchase the Notes constitutes assets allocated to any separate account maintained by you such that the application of such funds constitutes a prohibited transaction under Section 406 of ERISA; or (3) all or a part of such funds constitute assets of one or more separate accounts, trusts or a commingled pension trust maintained by you, and you have disclosed to the Company the names of such employee benefit plans whose assets in such separate account or accounts or pension trusts exceed 10% of the total assets or are expected to exceed 10% of the total assets of such account or accounts or trusts as of the date of such purchase and the Company has advised you in writing (and in making the representations set forth in this clause (3) you are relying on such advice) that the Company is not a party-in-interest nor are the Notes employer securities with respect to the particular employee benefit plan disclosed to the Company by you as aforesaid (for the purpose of this clause
(3), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan). As used in this Section 3.2(b), the terms "separate account", "party-in-interest", "employer securities", and "employee benefit plan" shall have the respective meanings assigned to them in ERISA.

SECTION 4.     CLOSING CONDITIONS.

     Section 4.1. Conditions. Your obligation to purchase the Notes on the Closing Date shall be subject to the truth and accuracy on the Execution Date of the representations and warranties made in #3.1. the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of deliver of the Notes and to the following further conditions precedent:

     (a) Conditions Precedent to be Met on or Prior to the Execution Date. On or prior to the Execution Date:

               (1) Certain Agreements. The Agreements, the Intercreditor Agreement and the Credit Agreement shall be in form and substance satisfactory to you and your special counsel, shall have been duly executed and delivered by the parties thereto and shall be in full force and effect and you shall have received true, correct and complete copies of each thereof.

               (2) Environmental Matters. You shall have received from the Company in form and substance reasonably satisfactory to you and your special counsel (i) the ENSR Environmental Assessment and (ii) a summary of conditions known or believed by the Company to exist at any site or facility owned or operated, presently or at any previous time, by the Company or any of its Subsidiaries, which constitute a (A) violations of any Environmental Law or (B) a Release or Threatened Release of a Hazardous Substance, which could reasonably be expected to result in liability or remedial obligations in excess of $1,000,000, individually, or $5,000,000 in the aggregate, assuming disclosure to relevant Governmental Authorities of all relevant facts, conditions and circumstances, if any, pertaining to the relevant conditions.

               (3) Internal Revenue Service Proceedings. You shall have received from the Company in form and substance reasonably satisfactory to you and your special counsel a written summary of the status of the Company's ongoing proceedings with the Internal Revenue Service.

               (4) Evidence of Insurance Coverage. The Company will furnish or cause to be furnished to you and your special counsel a summary of the insurance coverages of the Company and its Subsidiaries in form and substance satisfactory to you and your special counsel and copies of all applicable insurance policies as you or your special counsel may request.

               (5) Pending Litigation. You shall have received from the Company in form and substance reasonably satisfactory to you and your special counsel a summary of all proceedings pending or threatened against or affecting the Company or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal which, individually or in the aggregate, if adversely determined could have a material, adverse effect on the properties, business, prospects, profits or condition (financial and otherwise) of the Company and its Subsidiaries.

               (6) Proposed Use of Proceeds. You shall have received from the Company in form and substance reasonably satisfactory to you a schedule setting forth and identifying all Indebtedness of the Company and its Subsidiaries to be repaid from the net proceeds from the sale of the Notes and borrowings made pursuant to the Credit Agreement.

               (7) ERISA. You shall have received from the Company in form and substance reasonably satisfactory to you and your special counsel a summary of all conditions or transactions existing in connection with any Plan which could result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty.

               (8) Rating of the Notes. You shall received written evidence that the Notes have been accorded a rating of "2" or better by the National Association of Insurance Commissioners.

     (b) Conditions Precedent to be Met on or Prior to the Closing Date. On or prior to the Closing Date:

               (1) Security Documents. The Security Documents shall be in form and substance satisfactory to you and your special counsel, shall have been duly executed and delivered by the parties thereto and shall be in full force and effect and you shall have received true, correct and complete copies of each thereof.

               (2) Filing and Recording. The Security Documents (and/or financing statements or similar notices thereof if and to the extent permitted by applicable law) shall have been recorded or filed for record in such public offices as may be deemed necessary or appropriate by you or your special counsel in order to perfect the Liens and security interests granted or conveyed thereby.

               (3) Closing Certificate. You shall have received a certificate dated the Closing Date, signed by the President or a Vice President of the Company, the truth and accuracy of which shall be a condition to your obligation to purchase the Notes proposed to be sold to you, to the effect that (i) the representations and warranties of the Company set forth in Exhibit B hereto are true and correct on and with respect to the Closing Date, (ii) since the Execution Date, there has not occurred any material change, or any development involving a prospective change, with respect to any of the matters disclosed to you in writing by the Company on the Execution Date in compliance with the conditions set forth in ##4.1(a)(2),
     (3), (4), (5), (6) or (7) or in any Schedule to this Agreement or the Credit Agreement, (iii) each Security Document and/or financing statements or similar notices thereof have been recorded or filed for record in all public offices wherein such filing or recordation is necessary to perfect the Lien thereof against creditors of and purchasers from the Company and its Affiliates and each Security Document constitutes a valid first priority Lien or first perfected security interest, as the case may be, on the collateral described therein, subject only to Liens expressly permitted by the terms of such Security Documents, (iv) the Company has performed all of its obligations hereunder which are to be performed on or prior to the Closing Date, and (v) no Default or Event of Default has occurred and is then continuing.

                    (4) Legal Opinions. You shall have received opinions from:

                            (i) Chapman and Cutler, who are acting as your special counsel in this transaction in the form of Exhibit C hereto;

                           (ii) Andrews & Kurth, L.L.P., counsel for the Company and Megadiamond in substantially the form of Exhibit D-1 hereto with respect to the matters set forth therein and such other opinions with respect to the Security Documents (other than the Foreign Subsidiary Credit Documents), the perfection of the Liens contemplated thereby and the Dutch Subsidiary Note requested by you and your special counsel;

                          (iii) Neal S. Sutton, Esq., General Counsel to the Company and its Subsidiaries;

                           (iv) Bennett Jones Verchere, special Canadian counsel for Smith International Canada, Ltd.;

                            (v) M. Bejot & E. Marchandise, special French counsel for Smith International France, S.A.R.L.;

                           (vi) Dickson Minto, special Scottish counsel for Smith International (North Sea) Limited;

                          (vii) DeBraun Blackstone & Westbock, special Dutch counsel for the Dutch Subsidiary;

                         (viii) Androkatfirmaet Schjodt Ans, special Norwegian counsel for Smith International Norway A/S; and

                           (ix) Mueller Weitzel Weisner, special German counsel for Smith International Deutschland GmbH;

     each dated the Closing Date and in form and substance reasonably satisfactory to you and your special counsel.

          (5) Company's and Megadiamond's Existence and Authority. You shall have received, in form and substance reasonably satisfactory to you and your special counsel, such documents and evidence with respect to the Company and Megadiamond in order to establish (i) the existence and good standing of the Company and Megadiamond, (ii) the authorization of the transactions contemplated by this Agreement and the Megadiamond Guaranty and (iii) the incumbency of each officer authorized to execute the Agreements, the Notes or the Megadiamond Guaranty, as the case may be.

          (6) Dutch Subsidiary's Existence and Authority. You shall have received, in form and substance reasonably satisfactory to you and your special counsel, such documents and evidence with respect to the Dutch Subsidiary as you may reasonably request in order to establish (i) the existence and good standing of the Dutch Subsidiary, (ii) the authorization of the transactions contemplated by such Dutch Subsidiary Credit Documents and (iii) the incumbency of each officer authorized to execute the Dutch Subsidiary Credit Documents.

          (7) Foreign Subsidiaries' Existence and Authority. You shall have received, in form and substance reasonably satisfactory to you and your special counsel, such documents and evidence with respect to each of the Foreign Subsidiaries executing and delivering any Foreign Subsidiary Credit Document on the Closing Date as you may reasonably request in order to establish (i) the existence and good standing of each such Foreign Subsidiary, (ii) the authorization of the transactions contemplated by each such Foreign Subsidiary Credit Document and (iii) the incumbency of each officer authorized to execute such Foreign Subsidiary Credit Documents.

          (8) Title Insurance; Survey. You shall have received a true, correct and complete copy of the mortgagee's policy of title insurance in favor of the Collateral Agent in form and substance satisfactory to you and your special counsel insuring the first priority Lien granted pursuant to the Deed of Trust, together with a survey satisfactory to you and your special counsel.

          (9) Pledged Securities. The Company shall have delivered to the Collateral Agent (i) certificates and corresponding stock powers with respect to the stock of each of the Foreign Subsidiaries to be pledged by the Company pursuant to the terms of the Security Agreement and (ii) the Dutch Subsidiary Note and each of the Foreign Subsidiary Notes to be executed and delivered on the Closing Date, in each case properly endorsed to the order of the Collateral Agent in accordance with the terms of the Security Agreement and the Dutch Subsidiary Security Agreement.

          (10) Related Transactions. The Company shall have consummated (i) the sale of the entire principal amount of the Notes scheduled to be sold on the Closing Date pursuant to the Agreements, (ii) the execution and delivery of the Credit Agreement and (iii) the issuance of the Tranche B Notes.

          (11) Private Placement Number. Special counsel to the Purchasers of the Notes have duly made the appropriate filings with Standard & Poor's CUSIP Service Bureau, as agent for the National Association of Insurance Commissioners, in order to obtain a private placement number for the Notes.

          (12) Rating of the Notes. You shall have received confirmation that the Notes continue to be accorded a rating of "2" or better by the National Association of Insurance Commissioners Inc.

          (13) Funding Instructions. At least 3 Business Days prior to the Closing Date, you shall have received written instructions executed by a Responsible Officer of the Company directing the manner of the payment of funds and setting forth (i) the name of the transferee bank, (ii) such transferee bank's ABA number, (iii) the account name and number into which the purchase price for the Notes is to be deposited, and (iv) the name and telephone number of the account representative responsible for verifying receipt of such funds.

          (14) Legality of Investment. The Notes to be purchased by you shall be a legal investment for you under the laws of each jurisdiction to which you may be subject (without resort to any so-called "basket provisions" to such laws).

          (15) Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to you and your special counsel, and you shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.

     Section 4.2. Waiver of Conditions. If on the Closing Date the Company fails to tender to you the Notes to be issued to you on such date or if the conditions specified in #4.1 have not been fulfilled, you may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in #4.1 have not been fulfilled, you may waive compliance by the Company with any such condition to such extent as you may in your sole discretion determine. Nothing in this #4.2 shall operate to relieve the Company of any of its obligations hereunder or to waive any of your rights against the Company.

SECTION 5.          COMPANY COVENANTS.

     From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

     Section 5.1. Corporate Existence, Etc. The Company will preserve and keep in full force and effect, and will cause each Subsidiary to preserve and keep in full force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business, provided that the foregoing shall not prevent the dissolution of any Subsidiary involved in any transaction otherwise permitted by #5.13; and provided further that the corporate existence of Smith International France S.A.R.L. need not be preserved and maintained if and when all or substantially all of the property and assets of Smith International France S.A.R.L. have been sold or transferred pursuant to #5.13(b)(1).

     Section 5.2. Insurance. The Company will maintain, and will cause each Subsidiary to maintain, insurance coverage by financially sound and reputable insurers rated "A, Class XII" or better by A.M. Best Company, Inc. ("A.M. Best") (or accorded a similar rating by another nationally recognized insurance rating agency of similar standing) and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties; provided, however, that if, during the term of any insurance policy, the rating accorded the insurer by A.M. Best or such other recognized insurance rating